UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  March 25, 2010

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 25, 2010, Mountain Prairie Wind, LLC (Mountain Prairie), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources), issued approximately $305 million of 6.56% limited-recourse senior secured notes maturing in March 2030.  NextEra Energy Resources is an indirect wholly-owned subsidiary of FPL Group, Inc.  Principal and interest on the notes are payable semi-annually.  Substantially all of the proceeds from the sale of the notes were used to reimburse NextEra Energy Resources, in part, for its capital contributions related to the development and construction of two wind generation facilities with a generating capability totaling approximately 273 megawatts located in North Dakota and Oklahoma.  The notes are secured by liens on those wind generating facilities' assets and certain other assets of, and the ownership interests in, Mountain Prairie and the entities that own the facilities, which are also indirect wholly-owned subsidiaries of NextEra Energy Resources.  The note indenture contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the note indenture and related documents, actions by Mountain Prairie or by other parties under specified agreements relating to the generating facilities or the note indenture, the termination of certain of such specified agreements and certain events in bankruptcy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
(Registrant)

Date:  March 26, 2010

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer